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                                                                     Exhibit 2





Mr. Pierce McNally
Mr. Robert Pitner
c/o Nicollet Process Engineering, Inc.
420 North Fifth Street
Ford Centre, Suite 1040
Minneapolis, Minnesota  55401

Dear Gentlemen:

    Reference is hereby made to that certain subscription agreement (the "Subscription Agreement") dated as of today between myself and Nicollet Process Engineering, Inc. (the "Company"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Subscription Agreement.

    This letter will serve to confirm my agreement and understanding with each of you that you shall vote, or shall cause your respective Transferees (as defined below) to vote, during the Minimum Holding Period, all shares of Common Stock held by you, or your Transferees, as the case may be, to elect the Boszhardt Nominee as a member of the Board of Directors of the Company. As used herein, "Transferee" shall mean any person or entity to whom either of you, respectively, transfers or assigns any shares of Common Stock held by you; provided, however, that, if you sell shares of Common Stock in the market, in compliance with the manner of sale requirements set forth in the first sentence of paragraph (f) of Rule 144, to a person or entity that is an unaffiliated third party with respect to you, such person or entity shall not be deemed your "Transferee" and shall not be subject to the provisions of this letter agreement.

    You shall retain at all times the right to vote your respective shares of Common Stock in your sole discretion on all other matters which are at any time, and from time to time, presented for a vote to the Company's stockholders generally.

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    If the foregoing correctly sets forth our agreement and understanding, please sign the enclosed copies of this letter in the space provided and return them to me.

                                             Very truly yours,



                                             /s/ Andrew K. Boszhardt, Jr.
                                             ----------------------------------
                                             Andrew K. Boszhardt, Jr.


AGREED TO
AND ACCEPTED:


/s/ Pierce McNally
----------------------------------
Pierce McNally



/s/ Robert Pitner
----------------------------------
Robert Pitner